UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AVINGER, INC.

(Name of Registrant as Specified In Its Charter)

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AVINGER, INC.

400 CHESAPEAKE DRIVE

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on Wednesday, June 14, 2017

Dear Stockholders of Avinger, Inc.:

We cordially invite you to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of Avinger, Inc., a Delaware corporation, which will be held on Wednesday, June 14, 2017 at 1:00 p.m. Pacific Time, in person at 600 Chesapeake Drive, Redwood City, California 94063, for the following purposes, as more fully described in the accompanying proxy statement:

1.       To elect two Class II directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

3.       To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 19, 2017 as the record date for the Annual Meeting. Only stockholders of record on April 19, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 25, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Avinger.

By order of the Board of Directors,

Jeffrey M. Soinski

Chief Executive Officer

Redwood City, California

April 25, 2017

-i-

AVINGER, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Time on Wednesday, June 14, 2017

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2017 annual meeting of stockholders of Avinger, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, June 14, 2017 at 1:00 p.m. Pacific Time, at 600 Chesapeake Drive, Redwood City, California 94063. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 25, 2017 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

●	the election of two Class II directors to serve until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

●	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

●	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

●	“FOR” the election of Donald A. Lucas and James B. McElwee as Class II directors; and

●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 19, 2017, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 23,913,359 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

●	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 13, 2017 (have your Notice or proxy card in hand when you visit the website);

●	by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call);

●	by completing and mailing your proxy card (if you received printed proxy materials); or

●	by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or by telephone;

●	completing and mailing a later-dated proxy card;

●	notifying the Secretary of Avinger, Inc., in writing, at 400 Chesapeake Drive, Redwood City, California 94063; or

●	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 1:00 p.m. Pacific Time and the Annual Meeting will begin at 1:00 p.m. Pacific Time. Each stockholder should be prepared to present:

●	valid government photo identification, such as a driver’s license or passport; and

●	if you are a street name stockholder, proof of beneficial ownership as of April 19, 2017, the record date, such as your most recent account statement reflecting your stock ownership prior to April 19, 2017, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Please allow ample time for check-in. Parking is limited.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jeffrey M. Soinski and Matthew B. Ferguson have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 25, 2017 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Avinger, Inc.

Attention: Investor Relations

400 Chesapeake Drive

Redwood City, California 94063

Tel: (650) 241-7900

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 26, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Avinger, Inc.

Attention: Secretary

400 Chesapeake Drive

Redwood City, California 94063

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

●	not earlier than February 9, 2018; and

●	not later than the close of business on March 11, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2018 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

●	the 90th day prior to our 2018 annual meeting of stockholders; or

●	the 10th day following the day on which public announcement of the date of our 2018 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Four of our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of February 28, 2017 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

						Expiration
					Current	of Term For
				Director	Term	Which
	Class	Age	Position	Since	Expires	Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Donald A. Lucas(1)(2)(3)	II	54	Director	2013	2017	2020
James B. McElwee(1)(2)(3)	II	64	Director	2011	2017	2020

Continuing Directors
James G. Cullen(1)(2)(3)	III	74	Director	2014	2018	—
Thomas J. Fogarty(3)	III	83	Director	2014	2018	—
John B. Simpson, Ph.D., M.D.	I	73	Director and Executive Chairman of the Board of Directors	2007	2019	—
Jeffrey M. Soinski	I	55	President, Chief Executive Officer and Director	2014	2019	—

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of our nominating and corporate governance committee

Nominees for Director

Donald A. Lucas has served as a member of our board of directors since 2013 and has been an investor in our company since 2011. Mr. Lucas has been a venture capitalist since 1985, having invested in companies such as Oracle, Macromedia and Cadence Design alongside his father Donald L. Lucas. Mr. Lucas has sourced or led investments in companies such as Intuitive Surgical, Coulter Pharmaceutical, Dexcom, Infinera, Signifyd, Obalon Therapeutics, MD Insider, Palantir and Theranos. Mr. Lucas has served on the boards of Dexcom and the Silicon Valley Chapter of the JDRF and is a member of the UCSF Diabetes Center Leadership Council. Mr. Lucas holds a B.A. from Santa Clara University.

We believe Mr. Lucas is qualified to serve as a member of our board of directors because of his substantial corporate finance, business strategy and corporate development expertise gained from his significant experience in the venture capital industry, analyzing, investing in, serving on the boards of, and providing guidance to various technology companies.

James B. McElwee has served as a member of our board of directors since March 2011. Mr. McElwee has served as an independent venture capital investor since 2010. Mr. McElwee served as general partner of Weston Presidio, a private equity and venture capital firm, from 1992 to 2010. During his tenure as a general partner and member of the investment committee, Weston Presidio led the start up financing of JetBlue Airways and made investments in Fender Musical Instruments, The Coffee Connection, Guitar Center, Mapquest, Party City, Petzazz, RE/MAX, and

others. Prior to Weston Presidio, Mr. McElwee was Senior Vice President of the Security Pacific Venture Capital Group and the founding Managing Director of its Menlo Park office where he was responsible for early private investments in Costco, Universal Health Services, Cypress Semiconductor, Aspect Telecommunications, Xilinx, MIPS Computer Systems, Harmonic, Microchip, Vitesse and others. Prior to entering the venture capital industry in 1979, Mr. McElwee was a Senior Consultant with Accenture working on a variety of clients in the retailing, healthcare and technology industries. Mr. McElwee holds a B.A. in Economics from Claremont McKenna College and an M.B.A. from the Wharton Graduate School of Business.

We believe Mr. McElwee is qualified to serve as a member of our board of directors because of his substantial corporate development and business strategy expertise gained in the venture capital industry.

Continuing Directors

James G. Cullen has served as a member of our board of directors since December 2014. During the last five years, Mr. Cullen has held board and committee positions with various companies. Mr. Cullen is currently the non-executive Chairman of the board of Neustar, Inc., a neutral provider of real-time information services and analytics, a director and member of the investment and finance committees of Prudential Financial, and a director of Agilent Technologies and Keysight Technologies. Mr. Cullen previously served as a director and chairman of the audit committee of Johnson & Johnson. From 1993 to 2000, Mr. Cullen was President, Vice Chairman and Chief Operating Officer of Bell Atlantic Corporation (now Verizon). From 1989 to 1993, he was President and Chief Executive Officer of Bell Atlantic-New Jersey. Mr. Cullen holds a B.A. in Economics from Rutgers University and an M.S. in Management Science from the Massachusetts Institute of Technology.

We believe Mr. Cullen is qualified to serve as a member of our board of directors because of his extensive experience serving on the boards of public companies as well as his financial and business expertise.

Thomas J. Fogarty, M.D. has served as a member of our board of directors since December 2014. Dr. Fogarty is a managing director of Emergent Medical Partners, an investment firm focused on private medical device companies, which he founded in 2007. Prior to Emergent Medical Partners, Dr. Fogarty held various positions at Stanford University where he performed both cardiac and peripheral vascular surgery. His positions at Stanford University included Professor of Cardiovascular Surgery and President of the Medical Staff. Dr. Fogarty holds a B.S. degree in Biology from Xavier University and an M.D. from Cincinnati College of Medicine.

We believe Dr. Fogarty is qualified to serve as a member of our board of directors because of his medical background and extensive knowledge of medical device company operations.

John B. Simpson, Ph.D., M.D. founded our company in March 2007 and has served as a member of our board of directors since March 2007 and as our Executive Chairman since December 2014. From March 2007 to December 2014, Dr. Simpson served as our Chief Executive Officer. Since March 2000 Dr. Simpson has served in various positions at De Novo Ventures, a venture capital fund, including managing director and clinical director. Since 1983, Dr. Simpson has been a partner at Cardiovascular Medicine and Coronary Interventions, a cardiology physician group. Prior to founding our company, Dr. Simpson founded several other interventional cardiology companies, including Perclose, a manufacturer of femoral artery access site closure devices, Devices for Vascular Intervention, a manufacturer of atherectomy devices, Advanced Cardiovascular Systems, a manufacturer of balloon angioplasty devices and FoxHollow Technologies, a manufacturer of atherectomy devices. Dr. Simpson holds a B.S. in Agriculture from Ohio State University, an M.D. from the Duke University School of Medicine and an M.S. and a Ph.D. in Biomedical Science from the University of Texas.

We believe Dr. Simpson is qualified to serve as a member of our board of directors because of his medical background, extensive knowledge of medical device company operations, and his experience working with companies, regulators and other stakeholders in the medical device industry.

Jeffrey M. Soinski has served as our President, Chief Executive Officer and a member of our Board of Directors since December 2014. From its formation in September 2009 until the acquisition of its Unisyn business by GE Healthcare in May 2013, Mr. Soinski served as Chief Executive Officer of Medical Imaging Holdings and its primary operating company Unisyn Medical Technologies, a national provider of technology-enabled products and services to the medical imaging industry. Mr. Soinski remains a Director of Medical Imaging Holdings and its remaining operating company Consensys Imaging Service. Mr. Soinski served periodically as a Special Venture Partner from July 2008 to June 2013 and as a Special Investment Partner since October 2016 for Galen Partners, a leading healthcare-focused private equity firm, which has Medical Imaging Holdings as one of its portfolio companies. From 2001 until its acquisition by C.R. Bard in 2008, Mr. Soinski was President and CEO of Specialized Health Products International, a publicly-traded manufacturer and marketer of proprietary safety medical products. Mr. Soinski served as a consultant to BLOXR Corporation, a venture-backed medical device company, from October 2013 until September 2014. He served on the board of directors of Merriman Holdings, parent of Merriman Capital, a San Francisco-based investment banking and brokerage firm, from 2008 until March 2016. Mr. Soinski holds a B.A. degree from Dartmouth College.

We believe Mr. Soinski is qualified to serve as a member of our board of directors because of his extensive corporate finance and business strategy experience as well as his experience with public companies.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the listing standards of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of The NASDAQ Stock Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Cullen, Lucas and McElwee, and Dr. Fogarty do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of The NASDAQ Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure and Lead Independent Director

We believe that the structure of our board of directors and its committees provides strong overall management of our company. Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our board of directors should be separate. While the Executive Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Executive Chairman, John B. Simpson, is not independent under the listing standards of The NASDAQ Stock Market as a result of his employment with us. Our board of directors believes that, given the perspective and experience Dr. Simpson brings as one of our founders, Dr. Simpson’s service as our Executive Chairman is appropriate and is in the best interests of our board of directors, our company and our stockholders.

Our Chief Executive Officer, Jeffrey M. Soinski, is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. In his capacity as Executive Chairman of our board of directors, Dr. Simpson is also responsible for operation of the business and the guidance and oversight of senior management, monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Our board of directors has appointed James G. Cullen to serve as our lead independent director. As lead independent director, Mr. Cullen is expected to preside over periodic meetings of our independent directors, to serve as a liaison between our Executive Chairman and the independent directors, and to perform such additional duties as our Board may otherwise determine and delegate. At the end of each board meeting, the independent directors are expected to meet in executive session, without Mr. Soinski and Dr. Simpson present. Following each meeting, Mr. Cullen is expected to provide feedback to Mr. Soinski and Dr. Simpson on their performance and the performance of our employees during the meeting and to recommend new agenda items for the next meeting.

Board Meetings and Committees

During our fiscal year ended December 31, 2016, our board of directors held twelve meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served. Five of our directors attended our 2016 annual meeting of stockholders, either in person or telephonically.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Messrs. Lucas, McElwee and Cullen serve on our audit committee. Mr. Lucas serves as the chair of the audit committee. Our board of directors has assessed whether all members of the audit committee meet the composition requirements of The NASDAQ Stock Market, including the requirements regarding financial literacy and financial sophistication. Our board of directors found that Messrs. Lucas, McElwee and Cullen have met the financial literacy and financial sophistication requirements and that Messrs. Lucas, McElwee and Cullen are independent under SEC and The NASDAQ Stock Market rules. In addition, our board of directors has determined that Mr. Cullen is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. The audit committee’s primary responsibilities include:

●	appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is Ernst & Young LLP;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statements;

●	monitoring our internal control over financial reporting, disclosure controls and procedures;

●	reviewing our risk management status;

●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our independent registered public accounting firm and management; and

●	monitoring compliance with the code of business conduct and ethics for financial management.

All audit and non-audit services must be approved in advance by the audit committee. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.avinger.com under “Investors–Governance.” During our fiscal year ended December 31, 2016, our audit committee held nine meetings.

Compensation Committee

Messrs. Lucas, Cullen and McElwee serve on our compensation committee. Mr. McElwee serves as the chair of the compensation committee. Each member of our compensation committee meets the requirements for independence for compensation committee members under the listing standards of The NASDAQ Stock Market and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Our compensation committee is responsible for, among other things:

●	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;

●	determining the compensation of our chief executive officer and our other executive officers;

●	reviewing and making recommendations to our board of directors with respect to director compensation; and

●	overseeing and administering our equity incentive plans.

Our Chief Executive Officer and Chief Financial Officer make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee. From time to time, the compensation committee may use outside compensation consultants to assist it in analyzing our compensation programs and in determining appropriate levels of compensation and benefits. For example, we have periodically engaged Radford, a business unit of Aon Hewitt, to help develop our compensation philosophy, select a group of peer companies to use for compensation benchmarking purposes and advise on cash and equity compensation levels for our directors, executives and other employees based on current market practices. Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.avinger.com under “Investors–Governance.” During our fiscal year ended December 31, 2016, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Messrs. Lucas, Cullen, McElwee and Dr. Fogarty serve on our nominating and governance committee. Mr. Cullen serves as the chair of the nominating and governance committee. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying individuals qualified to become members of our board of directors;

●	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

●	reviewing and making recommendations to our board of directors with respect to management succession planning;

●	developing, updating and recommending to our board of directors corporate governance principles and policies; and

●	overseeing the evaluation of our board of directors and committees.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.avinger.com under “Investors–Governance.” During our fiscal year ended December 31, 2016, our nominating and corporate governance committee held no meetings.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Cullen, Lucas, and McElwee served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also nominate candidates for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at 400 Chesapeake Drive, Redwood City, California 94063. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 9, 2018 and no later than March 11, 2018.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Avinger, Inc., 400 Chesapeake Drive, Redwood City, California 94063. Our Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have been reviewing the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and The NASDAQ Stock Market.

Based on this review, our board of directors has taken steps to implement many of these provisions and rules. In particular, we have established charters for the audit committee, compensation committee and nominating and governance committee, as well as a code of business conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct is posted on the Corporate Governance portion of our website at www.avinger.com under “Investors–Governance.” We will post amendments to our code of business conduct or waivers of our code of business conduct for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational risk. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities and evaluates the risks inherent in significant transactions.

Director Compensation

Our board of directors approved our Outside Director Compensation Policy in January 2015 to compensate each non-employee director for his or her service. Our board of directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate. Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity and cash, as described below:

Cash Compensation. All non-employee directors will be entitled to receive the following cash compensation for their services:

●	$35,000 per year for service as a board member;

●	$15,000 per year additionally for service as lead independent director;

●	$20,000 per year additionally for service as chairman of the audit committee;

●	$10,000 per year additionally for service as an audit committee member;

●	$15,000 per year additionally for service as chairman of the compensation committee;

●	$7,500 per year additionally for service as a compensation committee member;

●	$10,000 per year additionally for service as chairman of the nominating and corporate governance committee; and

●	$5,000 per year additionally for service as a nominating and corporate governance committee member.

All cash payments to non-employee directors, or the Retainer Cash Payments, will be paid semiannually with the first semiannual installment payable on the date of our annual meeting of stockholders or, if no annual meeting occurs in a given year, May 1, and the second semiannual installment payable on November 1 of each year.

Election to Receive Stock Options in Lieu of Cash Payments. All non-employee directors may elect to convert a Retainer Cash Payment into a nonstatutory stock option, or a Retainer Option, with a grant date fair value equal to the applicable Retainer Cash Payment. Each Retainer Option will be granted on the date that the applicable Retainer Cash Payment was scheduled to be paid, and all of the shares underlying the Retention Option will vest and become exercisable one year from the date of grant, subject to continued service as a director through the applicable vesting date. The Retainer Option will be subject to certain terms and conditions as described below under the section titled “Equity Compensation.”

Elections to convert a Retainer Cash Payment into a Retainer Option must generally be made on or prior to December 31 of the year prior to the year in which the Retainer Cash Payment is scheduled to be paid, or such earlier deadline as is established by our board of directors or compensation committee. A newly appointed non-employee director will be permitted to elect to convert Retainer Cash Payments payable in the same calendar year into Retainer Options, provided that such election is made prior to the date the individual becomes a non-employee director.

Equity Compensation. Nondiscretionary, automatic grants of nonstatutory stock options will be made to our non-employee directors.

●	Initial option. Each person who first becomes a non-employee director will be granted an option to purchase shares having a grant date fair value equal to $115,000, or the Initial Option. The Initial Option will be granted on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became a non-employee director. The shares underlying the Initial Option will vest and become exercisable as to one thirty-sixth (1/36th) of the shares subject to such Initial Option on each monthly anniversary of the commencement of the non-employee director’s service as a director, subject to the continued service as a director through the applicable vesting date.

●	Annual Option. On the date occurring once each calendar year on the same date that our board of directors grants annual equity awards to our senior executives, each non-employee director will be granted an option to purchase shares having a grant date fair value equal to $75,000, or the Annual Option. All of the shares underlying the Annual Option will vest and become exercisable one year from the date of grant, subject to continued service as a director through the applicable vesting date.

The exercise price per share of each stock option granted under our outside director compensation policy, including Retainer Options, Initial Options and Annual Options, will be the fair market value of a share of our common stock, as determined in accordance with our 2015 Equity Incentive Plan, which we refer to as the 2015 Plan, on the date of the option grant. The grant date fair value is computed in accordance with the Black-Scholes option valuation methodology or such other methodology as our board of directors or compensation committee may determine.

Any stock option granted under our outside director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our 2015 Plan, provided that the optionee remains a director through such change in control. Further, our 2015 Plan provides that in the event of a merger or change in control, as defined in our 2015 Plan, each outstanding equity award granted under our 2015 Plan that is held by a non-employee director will fully vest, all restrictions on the shares subject to such award will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such optionee remains a director through such merger or change in control.

Compensation for Fiscal Year 2016

The following table sets forth a summary of the compensation received by our non-employee directors who received compensation during our fiscal year ended December 31, 2016:

Name	Fees earned or paid in cash(1)	Option awards (2)(3)	Total

James G. Cullen	$82,500	$75,000	$157,500
Thomas J. Fogarty	$40,000	$75,000	$115,000
Donald A. Lucas	$67,500	$75,000	$142,500
James B. McElwee	$65,000	$75,000	$140,000

(1)	Messrs. Cullen and Lucas respectively elected to convert $62,500 and $33,750 of their Retainer Cash Payments for 2016 into Retainer Options.

(2)	During 2016, all non-employee directors received an Annual Option grant.

(3)	As of December 31, 2016, Messrs. Cullen, Lucas, McElwee and Dr. Fogarty had outstanding options to purchase a total of 61,212, 54,620, 43,888 and 37,222 shares of our common stock, respectively.

Directors who are also our employees receive no additional compensation for their service as directors. During 2016, John B. Simpson and Jeffrey M. Soinski, two of our directors, were also our employees. See “Executive Compensation—Fiscal 2016 Summary Compensation Table” for additional information about the compensation for Dr. Simpson and Mr. Soinski.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of six members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Donald A. Lucas and James B. McElwee as nominees for election as Class II directors at the Annual Meeting. If elected, each of Donald A. Lucas and James B. McElwee will serve as Class II directors until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Donald A. Lucas and James B. McElwee. We expect that each of Donald A. Lucas and James B. McElwee will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“E&Y”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2017. During our fiscal year ended December 31, 2016, E&Y served as our independent registered public accounting firm.

Notwithstanding the appointment of E&Y and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2017. Our audit committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of E&Y, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the years ended December 31, 2016 and 2015 by Ernst & Young LLP. All fees below were approved by our Audit Committee.

Year ending December 31,	2016	2015
Audit fees (1)	$1,065,222	$990,778
Audit related fees	—	—
Tax fees	—	—
All other fees (2)	—	1,805
Total	$1,065,222	$992,583

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements, assistance with registration statements filed with the SEC, and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements. For the years ended December 31, 2016 and 2015, audit fees also include fees related to our public offerings and review of documents filed with the SEC of $230,000 and $185,000, respectively.

(2)	This category consists of fees for EY’s online research database.

Auditor Independence

In our fiscal year ended December 31, 2016, there were no other professional services provided by E&Y that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to E&Y for our fiscal years ended December 31, 2016 and 2015 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of E&Y as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the company’s website at www.avinger.com under “Investors–Governance.” The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee will review and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s financial statements. The company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements with management and E&Y;

●	discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●	received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Donald A. Lucas (Chair)

James G. Cullen

James B. McElwee

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of February 28, 2017. Our executive officers are appointed by, and serve at the discretion of, our board of directors. Each of our executive officers serves at the discretion of our board of directors and holds office until his successor is duly elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Jeffrey M. Soinski	55	President, Chief Executive Officer and Director
John B. Simpson, Ph.D., M.D.	73	Director and Executive Chairman of the Board of Directors
Matthew B. Ferguson	49	Chief Business Officer and Chief Financial Officer
Sougata Banerjee	50	Senior Vice President, Operations and Quality
Himanshu N. Patel	57	Chief Technology Officer

For brief biographies of Mr. Soinski and Dr. Simpson, please see “Board of Directors and Corporate Governance — Continuing Directors.”

Matthew B. Ferguson has served as our Chief Business Officer and Chief Financial Officer since January 2011, and also as our Co-President from August 2012 to October 2013. From December 2009 to December 2010, Mr. Ferguson served as the Chief Financial Officer at Tethys Bioscience, a provider of molecular diagnostic tests for cardiometabolic conditions. From January 2008 to April 2009 he served as the Chief Financial Officer at Proteolix, a developer of novel drugs for the treatment of cancer and autoimmune diseases. Mr. Ferguson also served as the Chief Financial Officer and as Vice President of Finance and Business Development at FoxHollow Technologies. Mr. Ferguson holds a B.S. in Civil Engineering from Stanford University, an M.S. in Mechanical Engineering from the University of Pennsylvania and an M.B.A. from the University of California at Berkeley.

Sougata (Bunty) Banerjee joined out company in January 2012 and has served as our Senior Vice President of Operations and Quality since February 2015 and served as our Senior Vice President of Operations from January 2012 to January 2015. From November 2009 to January 2012, Mr. Banerjee was Vice President of Operations and Quality at Evalve where he oversaw the acquisition of Evalve by Abbott Laboratories in 2009 and led the post-acquisition integration and business expansion as Head of Operations at Abbott Vascular, Structural Heart. Prior to Evalve, Mr. Banerjee served as Plant Manager at Epicor, holding general management responsibilities including operations, quality, product development, finance, human resources, and providing leadership in product commercialization and new product introductions. Prior to Epicor, Mr. Banerjee held several operations leadership positions at several business units of Boston Scientific. Earlier in his career, Mr. Banerjee held various engineering positions at Crompton-Greaves, Caterpillar, and Larsen-Toubro. Mr. Banerjee received a B.S. in Electrical Engineering from Jadavpur University, India and an M.S. in Industrial Management from Clemson University.

Himanshu N. Patel served as our Chief Technology Officer from January 2011 to November 2011 and since October 2013. From September 1999 to February 2007, Mr. Patel led research and development activities as the Director of Advanced Technologies at FoxHollow Technologies. Mr. Patel holds a B.S. in Mechanical Engineering from M.S. University of Baroda, India, and an M.S. in Mechanical Engineering from the University of Florida.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Our compensation committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our compensation committee has the sole authority to determine our Chief Executive Officer’s compensation. In addition, our compensation committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers, including the directors. Our Chief Executive Officer and Chief Financial Officer also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee.

The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.

Fiscal 2016 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer and our two other most highly compensated executive officers in our fiscal year ended December 31, 2016. The individuals listed in the table below are our named executive officers for our fiscal year ended December 31, 2016.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)	($)(1)	($)(1)	($)	($)(3)	Total ($)

John B. Simpson, Ph.D., M.D.(2)	2016	390,000	—	342,511	334,360	91,134	—	1,158,005
Executive Chairman	2015	335,000	—	—	—	141,841	—	476,841

Jeffrey M. Soinski(2)	2016	390,000	—	342,511	334,360	91,134	105,891	1,263,896
President and Chief Executive Officer	2015	375,000	—	—	—	114,000	3,000	492,000

Matthew B. Ferguson	2016	300,000	—	143,043	139,286	56,083	3,000	641,412
Chief Financial Officer and Chief Business Officer	2015	275,000	—	—	—	62,699	3,000	340,699

(1)	The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in 2015 and 2016, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section of our Annual Report on Form 10-K titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

(2)	Mr. Soinski was appointed our President and Chief Executive Officer on December 29, 2014, succeeding our founder and then-Chief Executive Officer, Dr. John B. Simpson. Dr. Simpson became our Executive Chairman upon Mr. Soinski’s appointment.

(3)	The amounts reported for Mr. Soinski represent reimbursed relocation expenses, of $102,891 for 2016, pursuant to his employment offer letter and funds contributed to his health savings account of $3,000 for each of 2015 and 2016. The amount reported for Mr. Ferguson represents funds contributed to his health savings account.

Executive Employment Letters

John B. Simpson

We entered into an employment offer letter in November 2014 with John B. Simpson. The letter has no specific term and provides for at-will employment. The letter does not provide for any bonus. Effective January 1, 2016, Dr. Simpson’s annual base salary is $390,000.

Jeffrey M. Soinski

We entered into an employment offer letter in December 2014 with Jeffrey M. Soinski, our President and Chief Executive Officer. The letter has no specific term and provides for at-will employment. The letter also provides that, in 2015, Mr. Soinski is eligible to receive an annual performance bonus of up to 40% of his annual salary based on the achievement of certain goals mutually agreed upon by him and our board of directors. Effective January 1, 2016, Mr. Soinski’s annual base salary is $390,000 and his target bonus percentage was increased from 40% to 50%.

Pursuant to Mr. Soinski’s employment offer letter, if, within the 12-month period following a “change in control,” we terminate Mr. Soinski’s employment without “cause,” or Mr. Soinski resigns for “good reason” (as such terms are defined in Mr. Soinski’s employment offer letter), Mr. Soinski will receive accelerated vesting as to 100% of his outstanding unvested stock options. If we experience a change in control, and Mr. Soinski remains our employee through such date, Mr. Soinski will receive accelerated vesting as to 50% of his outstanding unvested stock options and/or restricted stock.

If we terminate Mr. Soinski without cause at any time, he will be entitled to receive 12 months of base salary and COBRA medical and dental insurance coverage, in each case payable in substantially equal installments in accordance with our payroll practices, as severance, in exchange for signing and not revoking a severance agreement and general release against us and our affiliates within 60 days following his termination of employment.

The letter provided that Mr. Soinski receive payments or reimbursements from us for up to $30,000 of reasonable and documented expenses related to temporary lodging, travel, and commuting costs incurred by Mr. Soinski prior to August 2015 in connection with his transition from Utah to Redwood City, California, and reimbursements of up to $100,000 related to the sale of Mr. Soinski’s home in Utah and relocation to California. All relocation benefits owed to Mr. Soinski have been paid, as is more fully described above under “Fiscal 2016 Summary Compensation Table,” and no further obligations exist under these provisions.

Matthew B. Ferguson

We entered into an employment offer letter in December 2010 with Matt Ferguson, our Chief Financial Officer and Chief Business Officer. The letter has no specific term and provides for at-will employment. The letter did not provide for any bonus. Effective January 1, 2016, Mr. Ferguson’s annual base salary is $300,000.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We may make a discretionary matching contribution to the 401(k) plan, and may make a discretionary employer contribution to each eligible employee each year. To date, we have not made any matching or profits sharing contributions into the 401(k) plan. All participants’ interests in our matching and profit sharing contributions, if any, vest pursuant to a four-year graded vesting schedule from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2016.

			Option Awards				Stock Awards
								Market
			Number of	Number of			Number of	Value of
			Securities	Securities			Shares or	Shares or
			Underlying	Underlying			Units of	Units of
			Unexercised	Unexercised	Option	Option	Stock That	Stock That
			Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Grant Date		Exercisable (3)	Unexercisable	Price ($)(4)	Date	Vested (#)	Vested ($)(5)
John B. Simpson	5/1/2013	(1)(6)	28,888	—	22.50	5/1/2018	—	—
	12/31/2014	(1)(7)	838,250	—	4.95	12/31/2024	—	—
	3/7/2016	(1)(7)	—	60,000	12.96	3/7/2026	—	—
	3/7/2016	(2)(8)	—	—	—	—	30,000	111,000
Jeffrey M. Soinski	12/31/2014	(1)(7)	619,385	—	4.50	12/31/2024	—	—
	3/7/2016	(1)(7)	—	60,000	12.96	3/7/2026	—	—
	3/7/2016	(2)(8)	—	—	—	—	30,000	111,000
Matthew B. Ferguson	7/29/2011	(1)(9)	33,965	—	12.60	7/29/2021	—	—
	5/1/2013	(1)(6)	6,816	—	20.25	5/1/2023	—	—
	12/31/2014	(1)(7)	95,482	—	4.50	12/31/2024	—	—
	3/3/2016	(1)(7)	—	25,000	12.99	3/3/2026	—	—
	3/3/2016	(2)(8)	—	—	—	—	12,500	46,250

(1)	Each of the outstanding equity awards was granted pursuant to our 2009 Stock Plan. Effective as of January 29, 2015, no additional awards will be granted under the 2009 Stock Plan, and all awards granted under the 2009 Stock Plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued will become available for grant under the 2015 Plan in accordance with its terms.

(2)	Each of the outstanding equity awards was granted pursuant to our 2015 Equity Incentive Plan.

(3)	All of our options granted pursuant to our 2009 Stock Plan are early exercisable subject to the Company’s right to repurchase any unvested shares.

(4)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.

(5)	This column represents the market value of the unvested shares of our common stock underlying the RSUs as of December 30, 2016, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $3.70 per share.

(6)	25% of the shares of our common stock subject to this option vested on January 1, 2014, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(7)	25% of the shares of our common stock subject to this option vested on the one year anniversary of the grant date, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

(8)	25% of the shares of our common stock subject to this option vested on the one year anniversary of the grant date, and the balance vests in 3 successive equal annual installments, subject to continued service through each such vesting date.

(9)	25% of the shares of our common stock subject to this option vested on December 31, 2011, and the balance vests in 36 successive equal monthly installments, subject to continued service through each such vesting date.

Potential Payments upon Termination or Change of Control

In March 2012, we entered into change of control and severance agreements with each of John B. Simpson and Matt Ferguson that superseded all previous severance and change of control arrangements we had entered into with these employees. Under each of these agreements, if, within the 18 month period following a “change of control,” we terminate the employment of the applicable employee other than for “cause,” death or disability, or the employee resigns for “good reason” (as such terms are defined in the employee’s employment agreement) and, within 60 days following the employee’s termination, the employee executes an irrevocable separation agreement and release of claims, the employee is entitled to receive (i) continuing payments of severance pay at a rate equal to the employee’s base salary and target bonus, as then in effect, for 12 months, (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for employee and employee’s dependents for up to 12 months, (iii) accelerated vesting as to 100% of the employee’s outstanding unvested stock options and/or restricted stock, and (iv) the extension of the post-termination exercise period of any options held by the employee for a period of 1 year. Additionally, if we experience a change in control, 50% of the employee’s outstanding unvested stock options and/or restricted stock will vest.

Potential payments upon termination or change of control for Mr. Soinski are described above, see “Executive Employment Letters.”

Executive Incentive Compensation Plan

Our board of directors has adopted an Executive Incentive Compensation Plan, or the Bonus Plan, that is administered by our compensation committee. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.

Under the Bonus Plan, our compensation committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures, and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. The performance goals may differ from participant to participant and from award to award.

Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Our compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders. The following table provides information as of December 31, 2016, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

(a) Number of
	Securities to be	(b) Weighted	(c) Number of Securities
	Issued Upon	Average Exercise	Remaining Available for
	Exercise of	Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation
	Options, Warrants	Options, Warrants	Plans (Excluding Securities
Plan Category	and Rights	and Rights (2)	Reflected in Column (a))

Equity compensation plans approved by stockholders (1)	6,074,304	$9.60	1,727,816

(1)	Includes the following plans: our 2009 Stock Plan, our 2015 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. Our 2015 Equity Incentive Plan provides that on the first day of each fiscal year commencing in fiscal year 2016, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of (i) 1,690,000 shares of common stock, (ii) 5.0% of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2015 Employee Stock Purchase Plan provides that on the first day of each fiscal year commencing in fiscal year 2016 the number of shares authorized for issuance under our 2015 Employee Stock Purchase Plan is automatically increased by a number equal to the lesser of (i) 493,000 shares of common stock, (ii) 1.5% of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

(2)	The weighted average exercise price does not take into account outstanding restricted stock, or RSUs, which have no exercise price.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

James B. McElwee (Chair)

James G. Cullen

Donald A. Lucas

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of February 28, 2017 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors and nominees for director; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 23,875,234 shares of our common stock outstanding as of February 28, 2017. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 28, 2017. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Avinger, Inc., 400 Chesapeake Drive, Redwood City, California 94063. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% and Greater Stockholders:
Waddell and Reed Financial, Inc.(1)	6,508,579	27.4%
Entities affiliated with John B. Simpson(2)	2,483,145	10.0%
FMR, LLC(3)	1,560,000	6.6%
Thornburg Investment Management, Inc.(4)	1,449,711	6.1%
Paradigm Capital Management, Inc.(5)	1,414,700	6.0%

Named Executive Officers and Directors:
John B. Simpson, Ph.D., M.D.(2)	2,483,145	6.1%
Jeffrey M. Soinski(6)	706,179	2.9%
Thomas Fogarty, M.D.(7)	509,443	2.1%
Matthew B. Ferguson(8)	184,238	*
James G. Cullen(9)	149,020	*
Donald A. Lucas(10)	64,895	*
James B. McElwee(11)	64,499	*
All executive officers, directors and director nominees as a group (9 individuals)(12)	4,579,563	17.0%

*Represents ownership of less than 1%

(1)	As of December 31, 2016, the reporting date of Waddell and Reed Financial, Inc.’s most recent Schedule 13G/A filed with the SEC on February 14, 2017, Waddell and Reed Financial, Inc. (“WDR”) has indirect sole dispositive and voting power with respect to 6,508,579 shares reported as beneficially owned. The securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of WDR, or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). IICO has direct sole dispositive and voting power with respect to 3,854,069 shares reported as beneficially owned and WRIMCO has direct sole dispositive and voting power with respect to 2,654,510 shares reported as beneficially owned. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc. (“WRFSI”), a parent holding company. WRI, and accordingly WRFSI, have indirect sole dispositive and voting power with respect to 2,654,510 shares reported as beneficially owned. WRFSI is a subsidiary of WDR, a publicly traded company. Investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities under Rule 13d-3 of the Securities Exchange Act of 1934. The address for each of WDR, WRFSI, WRI, WRIMCO and IICO is 6300 Lamar Avenue, Overland Park, KS 66202.

(2)	Consists of (i) 41 shares of common stock held of record by Dr. Simpson, (ii) 883,388 shares subject to options to purchase common stock that were fully exercisable within 60 days of February 28, 2017 held of record by Dr. Simpson, (iii) 7,500 shares issuable upon vesting of restricted stock awards within 60 days of February 28, 2017 (iv) 1,074,130 shares of common stock held of record by the Simpson Family Trust Dated 1/12/90, for which Dr. Simpson and his spouse serve as trustees, (v) 222,220 shares subject to warrants to purchase common stock held of record by the Simpson Family Trust Dated 1/12/90, for which Dr. Simpson and his spouse serve as trustees, (vi) 47,618 shares of common stock held of record by Dr. Simpson’s spouse and (vii) 33,332 shares subject to warrants to purchase common stock held of record by Dr. Simpson’s spouse. Dr. Simpson has shared voting and dispositive power with respect to shares held by the Simpson Family Trust Dated 1/12/90 and Dr. Simpson’s spouse.

(3)	As of December 30, 2016, the reporting date of FMR LLC’s most recent Schedule 13G filed with the SEC on February 14, 2017, FMR LLC has sole voting power with respect to 160,000 shares and sole dispositive power with respect to 1,560,000 shares reported as beneficially owned, Abigail P. Johnson has sole dispositive power with respect to 1,560,000 shares reported as beneficially owned and Select Medical Equipment and System Portfolio has sole voting power with respect to 1,400,000 shares reported as beneficially owned. Members of the Johnson family, including Abigail P. Johnson (a director, the Chairman and the Chief Executive Officer of FMR LLC), are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The reported amount of securities beneficially owned includes the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively the “FMR Reporters”). The reported amount of securities beneficially owned by the FMR Reporters does not include securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The address for FMR LLC is 245 Summer Street, Boston, MA 02210. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)	As of December 31, 2016, the reporting date of Thornburg Investment Management, Inc.’s (“Thornburg”) most recent Schedule 13G filed with the SEC on February 8, 2017, Thornburg has sole dispositive and voting power with respect to 1,449,711 shares reported as beneficially owned. The address for Thornburg is 2300 N. Ridgetop Road, Santa Fe, NM 87506.

(5)	As of December 31, 2016, the reporting date of Paradigm Capital Management, Inc.’s (“Paradigm”) most recent Schedule 13G/A filed with the SEC on February 14, 2017, Paradigm has sole dispositive and voting power with respect to 1,414,700 shares reported as beneficially owned. The address for Paradigm is 9 Elk Street, Albany, New York 12207.

(6)	Consists of (i) 63,044 shares of common stock held of record by Mr. Soinski, (ii) 635,635 shares issuable upon exercise of options exercisable within 60 days of February 28, 2017 and (iii) 7,500 shares issuable upon vesting of restricted stock awards within 60 days of February 28, 2017.

(7)	Consists of (i) 277,777 shares held by Emergent Medical Partners II, L.P., (ii) warrants to purchase 194,444 shares of common stock held by Emergent Medical Partners II, L.P. and (iv) 37,222 shares issuable upon exercise of options exercisable within 60 days of February 28, 2017 held of record by Dr. Fogarty. Dr. Fogarty shares voting and dispositive power with respect to shares held by Emergent Medical Partners II, L.P. with John Kirtland and Robert Brownell. Dr. Fogarty disclaims beneficial ownership in Emergent Medical Partners II, L.P. except to the extent of his pecuniary interest therein.

(8)	Consists of (i) 28,427 shares of common stock held of record by Mr. Ferguson, (ii) warrants to purchase 9,653 shares of common stock, (iii) 143,033 shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2017 and (iv) 3,125 shares issuable upon vesting of restricted stock awards within 60 days of February 28, 2017.

(9)	Consists of (i) 73,835 shares of common stock held by Gilbert Investments, LLC, (ii) warrants to purchase 24,862 shares of common stock held by Gilbert Investments, LLC, (iii) 13,101 shares held by 2000 James Cullen Generation Skipping Family Trust and (iv) 37,222 shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2017. Mr. Cullen has sole voting and dispositive power with respect to shares held by Gilbert Investments, LLC and James Cullen Generation Skipping Family Trust. Mr. Cullen does not have a pecuniary interest in the James Cullen Generation Skipping Family Trust and disclaims beneficial ownership in Gilbert Investments, LLC except to the extent of his pecuniary interest therein.

(10)	Consists of (i) 23,229 shares of common stock held of record by Lucas Venture Group III, LP and (ii) 41,666 shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2017.

(11)	Consists of (i) 15,090 shares of common stock held of record by Mr. McElwee, (ii) warrants to purchase 5,521 shares of common stock and (iii) 43,888 shares issuable upon exercise of options exercisable within 60 days of February 28, 2017.

(12)	Consists of (i) 1,922,498 shares of common stock outstanding, (ii) warrants to purchase 508,353 shares of common stock (iii) 2,124,337 shares issuable upon exercise of options exercisable within 60 days of February 28, 2017 and (iv) 24,375 shares issuable upon vesting of restricted stock awards within 60 days of February 28, 2017.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Master Consulting Agreement

We entered into a Master Consulting Agreement in November 2013 with Recreation, Inc., a brand strategy and design agency, for marketing services. John D. Simpson is the founder and was the Chief Executive Officer of Recreation at the time we entered into the Master Consulting Agreement and until March 2017, was also our Senior Vice President, Sales and Marketing. Pursuant to this Consulting Agreement, as amended, the Statement of Work in effect from March 2015 through February 2016 and Statement of Work No. 2 in effect from June 1, 2016 through December 31, 2016, Recreation provides marketing services to us at a fixed $35,000 per month fee with an aggregate cap of $245,000 for the contract period. Under the prior Statement of Work in effect from March 2015 through February 2016, Recreation provided marketing services to us at a fixed $20,000 per month fee for the first 100 hours of services performed in such month, with any excess hours within such month charged at an hourly rate of $200 per hour, subject to our written approval. The Master Consulting Agreement has no specific term. Periodically Recreation may also provide marketing services to us not covered by the monthly fee at reasonable and customary rates. The total amount we paid to Recreation in 2016 was $697,000.

Master Services Agreement

We entered into a Master Services Agreement effective September 1, 2015 (“MSA”) with Consensys Imaging Service, Inc. (“Consensys”). Jeffrey M. Soinski, our President, Chief Executive Officer and member of our Board of Directors is also a member of the Board of Directors of Consensys. Under the MSA, we may enter into any number of Statements of Work, each of which is governed by the general terms of the MSA. We entered into a Statement of Work effective as of January 15, 2016, pursuant to which Consensys provides field engineers to assist with the installation, service and maintenance of our Lightbox consoles for a fixed fee depending on the type of service. The Statement of Work has no expiration date and remains in effect. The total amount we paid to Consensys in 2016 was $123,000.

Employment of Related Persons

Through March 2017, we employed John D. Simpson most recently as our Senior Vice President, Sales and Marketing, who is the son of John B. Simpson, our Executive Chairman. Mr. Simpson became an employee in August 2009, and in this capacity Mr. Simpson’s compensation totaled $338,000 in 2016. We believe that Mr. Simpson’s compensation was comparable with compensation paid to other employees with similar levels of responsibility and years of experience.

Other Transactions

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Executive Officer Employment Letters.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2016, all of our officers, directors and greater than 10% beneficial owners have complied with Section 16(a) filing requirements on a timely basis.

Fiscal Year 2016 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.avinger.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Avinger, Inc., Attention: Investor Relations, 400 Chesapeake Drive, Redwood City, California 94063.

*       *       *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Redwood City, California
April 25, 2017

AVINGER, INC. 400 CHESAPEAKE DRIVE REDWOOD CITY, CA 94063	VOTE BY INTERNET - www.proxyvote.com

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E28600-P93709	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVINGER, INC.
The Board of Directors recommends you vote FOR the following:

1.	To elect two Class II directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified.

	Nominees:		For	Against	Abstain

	1a.	Donald A. Lucas	☐	☐	☐

	1b.	James B. McElwee	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.						☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E28601-P93709

AVINGER, INC. Annual Meeting of Stockholders June 14, 2017 1:00 PM Pacific Time This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey M. Soinski and Matthew B. Ferguson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AVINGER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM Pacific Time on June 14, 2017, at 600 Chesapeake Drive, Redwood City, California 94063, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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